Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

FRESH VINE WINE, INC;

FVW Merger Sub, INC.; and

NOTES LIVE, INC.

Dated as of January 25, 2024

Table of Contents

Section 1.	Definitions and Interpretative Provisions		2

	1.1	Definitions	2

Section 2.	Description of Transaction		14

	2.1	Conversion; Reverse Split; Merger.	14
	2.2	Effects of the Merger	14
	2.3	Closing; Effective Time	14
	2.4	Organizational Documents; Directors and Officers	15
	2.5	Conversion of Company Equity Securities	15
	2.6	Closing of the Company’s Transfer Books	16
	2.7	Surrender of Company Common Shares	17
	2.8	Appraisal Rights.	18
	2.9	Further Action	18
	2.10	Withholding	18

Section 3.	Representations and Warranties of the Company		18

	3.1	Due Organization; Foreign Person Status; Subsidiaries.	18
	3.2	Organizational Documents	19
	3.3	Authority; Binding Nature of Agreement	19
	3.4	Vote Required	19
	3.5	Non-Contravention; Consents	19
	3.6	Capitalization; Company Private Offering.	20
	3.7	Financial Statements	22
	3.8	Absence of Changes	22
	3.9	Real Property; Title to Assets	23
	3.10	Intellectual Property	24
	3.11	Agreements, Contracts and Commitments	27
	3.12	Permits; Compliance	29
	3.13	Regulatory Compliance	29
	3.14	Legal Proceedings; Orders	29
	3.15	Tax Matters	29
	3.16	Labor and Employment Matters.	31
	3.17	Employee Plans.	32
	3.18	Environmental Matters	34
	3.19	Insurance	34
	3.20	No Financial Advisor	35
	3.21	Interested Party Transactions	35
	3.22	No Other Representations or Warranties	35

Section 4.	Representations and Warranties of Fresh Vine and Merger Sub		35

	4.1	Due Organization; Subsidiaries	35
	4.2	Organizational Documents	36
	4.3	Authority; Binding Nature of Agreement	36
	4.4	Vote Required	37
	4.5	Non-Contravention; Consents	37
	4.6	Capitalization	38
	4.7	SEC Filings; Financial Statements	39

i

	4.8	Absence of Undisclosed Liabilities	41
	4.9	Contracts and Commitments	41
	4.10	Compliance; Permits; Restrictions	43
	4.11	Legal Proceedings; Orders	43
	4.12	Tax Matters	44
	4.13	Employee and Labor Matters; Benefit Plans	45
	4.14	Transactions with Affiliates	47
	4.15	No Financial Advisors	48
	4.16	Valid Issuance	48
	4.17	No Other Representations or Warranties	48

Section 5.	Certain Covenants of the Parties		48

	5.1	Operation of Fresh Vine’s Business	48
	5.2	Operation of the Company’s Business.	50
	5.3	Access and Investigation	53
	5.4	No Solicitation	53
	5.5	Notification of Certain Matters	54

Section 6.	Additional Agreements of the Parties		55

	6.1	Proxy Statement	55
	6.2	Company Shareholder Approval	56
	6.3	Fresh Vine Shareholder Meeting	57
	6.4	Efforts; Regulatory Approvals.	59
	6.5	Employee Benefits	59
	6.6	Indemnification of Officers and Directors	59
	6.7	Tax Matters	61
	6.8	Legends	61
	6.9	Officers and Directors	62
	6.10	Termination of Certain Agreements and Rights	62
	6.11	Section 16 Matters	62
	6.12	Allocation Certificate	62
	6.13	Obligations of Merger Sub	62
	6.14	Prohibition on Short Sales.	62
	6.15	Company Leak-Out Restrictions.61	62
	6.16	Listing.	63

Section 7.	Conditions Precedent to Obligations of Each Party		63

	7.1	Effectiveness of Registration Statement	63
	7.2	No Restraints	63
	7.3	Shareholder Approval	63
	7.4	Listing and Ticker Symbol	63
	7.5	Regulatory Matters	64

ii

Section 8.	Additional Conditions Precedent to Obligations of Fresh Vine and Merger Sub		64

	8.1	Accuracy of Representations	64
	8.2	Performance of Covenants	64
	8.3	Documents	64
	8.4	No Company Material Adverse Effect	65
	8.5	Company Lock-Up Agreements	65
	8.6	Company Shareholder Consent	65

Section 9.	Additional Conditions Precedent to Obligations of the Company		65

	9.1	Accuracy of Representations	65
	9.2	Performance of Covenants	65
	9.3	Documents	65
	9.4	No Fresh Vine Material Adverse Effect	66
	9.5	Fresh Vine Net Cash	66
	9.6	Fresh Vine Legacy Assets..	66
	9.7	Dissenters Rights.65	66
	9.8	Company Leak-out Restrictions	66

Section 10.	Termination		66

	10.1	Termination	66
	10.2	Effect of Termination	68
	10.3	Expenses	68

Section 11.	Miscellaneous Provisions		70

	11.1	Non-Survival of Representations and Warranties	70
	11.2	Amendment	71
	11.3	Waiver	71
	11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	71
	11.5	Applicable Law; Jurisdiction	71
	11.6	Assignability	72
	11.7	Notices	72
	11.8	Cooperation	72
	11.9	Severability	73
	11.10	Other Remedies; Specific Performance	73
	11.11	No Third-Party Beneficiaries	73

Exhibits:

Exhibit A	Form of Fresh Vine Shareholder Support Agreement
Exhibit B	Form of Notes Live Shareholder Support Agreement
Exhibit C	Form of Lock-Up Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 25, 2024, by and among Fresh Vine Wine, Inc., a Nevada corporation (“Fresh Vine”), FVW Merger Sub, Inc., a Colorado corporation and wholly owned subsidiary of Fresh Vine (“Merger Sub”), and Notes Live, Inc., a Colorado corporation (the “Company”). Certain capitalized terms used in this Agreement that are not otherwise defined in the body or preamble of this Agreement are defined Section 1.

Recitals

A. Fresh Vine and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the CBCA. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Fresh Vine.

B. The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).

C. The Fresh Vine Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Fresh Vine and its shareholders, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions, including the issuance of the Company Merger Shares to the shareholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Fresh Vine vote to approve the Fresh Vine Shareholder Matters (as defined herein) and thereby approve the Contemplated Transactions and against any competing proposals.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole shareholder, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Company’s vote to adopt this Agreement, and against any competing proposals, the Transaction Documents (and thereby approve the Contemplated Transactions.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the officers, directors and holders of issued and outstanding Fresh Vine Common Stock set forth on Section A of the Fresh Vine Disclosure Schedule (solely in their capacity as shareholders of Fresh Vine) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Fresh Vine Shareholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to support the Contemplated Transactions by voting all of their shares of capital stock of Fresh Vine in favor of the Fresh Vine Shareholder Matters and against any competing proposals.

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Fresh Vine’s willingness to enter into this Agreement, each of the officers, directors and 10% or greater shareholders (together with their Affiliates) of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as shareholders of the Company) are executing support agreements in favor of Fresh Vine in substantially the form attached hereto as Exhibit B (the “Company Shareholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their Company Common Shares in favor of the adoption of this Agreement, the Transaction Documents and thereby approve the Contemplated Transactions and against any competing proposals.

H. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parties’ willingness to enter into this Agreement those directors, officers, and shareholders of Fresh Vine listed on Section A of the Fresh Vine Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (each a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”) that apply to 95% of their Fresh Vine Common Stock as of the Effective Time and after giving effect to the Merger.

I. After the Registration Statement is declared effective under the Securities Act, the holders of Company Common Shares sufficient to adopt and approve this Agreement, the Transaction Documents and the Contemplated Transactions as required under applicable Law and the Company’s Organizational Documents will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to Fresh Vine, in order to obtain the Required Company Shareholder Vote (each, a “Company Shareholder Consent”), or otherwise adopt and approve all such matters at a duly called meeting of the Company’s shareholders.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of the Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Fresh Vine relating to a potential Acquisition Proposal shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Fresh Vine, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Fresh Vine or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Fresh Vine Legacy Business or the sale, license or other disposition of any or all of the Fresh Vine Legacy Assets by Fresh Vine.

“Affiliate” shall have the meaning given to such term in Rule 144 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Fresh Vine Valuation.

“Balance Sheet Date” means September 30, 2023.

“Business Day” means any day other than a day on which banks in the State of Colorado are authorized or obligated to be closed.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Subsidiaries.

“CBCA” means the Colorado Business Corporations Act, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

“Company Audited Financial Statements” shall have the meaning set forth in Section 6.1(e).

“Company Board” means the board of directors of the Company.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a), 3.6(c), 3.6(d) and 3.6(f).

“Company Common Shares” means the Class B Non-Voting Common Stock of the Company together with the Class C Voting Common Stock of the Company, each as defined in the Company’s articles of incorporation.

“Company Equity Plan” means the Notes Live, Inc. 2023 Omnibus Incentive Compensation Plan.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.20.

“Company Interim Financial Statements” shall have the meaning set forth in Section 6.1(e).

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, or (e) general economic or political conditions or conditions generally affecting the industry in which the Company and its Subsidiaries operate; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate.

“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Fresh Vine Shares by (ii) the Company Allocation Percentage.

“Company Options” means options or other rights to purchase Company Common Shares issued by the Company.

“Company Private Offering” means the private offering of up to 5,000,000 shares of the Company’s Class C Voting Common Stock being conducted by the Company as of the date of this Agreement, as described in the Company’s Confidential Private Placement Memorandum dated as of November 6, 2023 (as amended or supplemented from time to time).

“Company Registered IP” means all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Stock Certificate” means a valid certificate representing any Company Common Shares outstanding immediately prior to the Effective Time.

“Company Shareholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Shareholder Consent” shall have the meaning set forth in the recitals.

“Company Unaudited Interim Balance Sheet” means the estimated unaudited statement of assets, liabilities and partner’s capital of the Company for the nine (9) month period ended on September 30, 2023.

“Company Valuation” means $350,875,464 plus an amount equal to the aggregate gross proceeds that the Company actually receives in the Company Private Offering prior to the Effective Time, but excluding the proceeds from the Fresh Vine Investment.

“Confidentiality Agreement” means the Confidentiality Agreement dated December 1, 2023 between the Company and Fresh Vine.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Conversion, the Reverse Split, and the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement, whether or not reduced to writing, providing for stock options, stock appreciation rights, restricted stock, phantom stock, stock purchases, or any other equity-based compensation, bonuses (including any annual bonuses, retention bonuses, referral bonuses, performance bonuses, etc.) or other incentives, salary continuation pay, severance pay, or any other termination pay, deferred compensation, employment, compensation, commission or other variable compensation, , change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to current or former employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, Company (including any Company limited by shares, limited liability Company or joint stock Company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability Company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (d) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all of the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” is the ratio represented by the number of shares of Fresh Vine Common Stock to be issued for each share of issued and outstanding Company Common Share in connection with the Merger. The Exchange Ratio shall be calculated to give effect to the Fresh Vine Valuation compared to the Company Valuation.

“Fresh Vine Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Fresh Vine Valuation by (ii) the Aggregate Valuation.

“Fresh Vine Associate” means any current employee, independent contractor, officer or director of Fresh Vine or any of its Subsidiaries.

“Fresh Vine Balance Sheet” means the audited balance sheet of Fresh Vine as of December 31, 2022, included in Fresh Vine’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC.

“Fresh Vine Board” means the board of directors of Fresh Vine.

“Fresh Vine Capitalization Representations” means the representations and warranties of Fresh Vine and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Fresh Vine Common Stock” means the common stock, $0.001 par value per share, of Fresh Vine.

“Fresh Vine Contract” means any Contract: (a) to which Fresh Vine is a party, (b) by which Fresh Vine or any Fresh Vine IP Rights or any other asset of Fresh Vine is or may become bound or under which Fresh Vine has, or may become subject to, any obligation or (c) under which Fresh Vine has or may acquire any right or interest.

“Fresh Vine Employee Plan” means any Employee Plan that Fresh Vine or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Fresh Vine or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Fresh Vine Fundamental Representations” means the representations and warranties of Fresh Vine and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.3, and 4.15.

“Fresh Vine Investment” means Fresh Vine’s $500,000 investment in the Company Private Offering made on or around December 1, 2023.

“Fresh Vine IP Rights” means all Intellectual Property owned, licensed or controlled by Fresh Vine that is necessary for, or used or held for use in, the operation of the business of Fresh Vine as presently conducted.

“Fresh Vine Legacy Business” means the business of Fresh Vine as conducted at any time prior to the date of this Agreement, including but not limited to business related to the assets listed on Section 1.1 of the Fresh Vine Disclosure Schedule (any such assets being the “Fresh Vine Legacy Assets”).

“Fresh Vine Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Fresh Vine Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Fresh Vine or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Fresh Vine Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Fresh Vine Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Fresh Vine Common Stock may be taken into account in determining whether a Fresh Vine Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Fresh Vine that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which Fresh Vine or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Fresh Vine and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Fresh Vine or any of its Subsidiaries operates. Notwithstanding the above, a delisting of Fresh Vine Common Stock on the NYSE American shall constitute a Fresh Vine Material Adverse Effect, provided that the Company has not refused or unreasonably delayed or conditioned its consent to reasonable actions by Fresh Vine to maintain the listing of Fresh Vine Common Stock on NYSE American.

“Fresh Vine Options” means options to purchase shares of Fresh Vine Common Stock granted by Fresh Vine, including pursuant to any Fresh Vine Stock Plan, as an “inducement” award.

“Fresh Vine Outstanding Shares” means the total number of shares of Fresh Vine Common Stock outstanding immediately prior to the Effective Time (which shall include shares of Fresh Vine Common Stock issued in the Conversion) expressed on a diluted basis assuming only the issuance of shares of Fresh Vine Common Stock issuable upon the exercise of warrants, if any, issued following the date of the Agreement and prior to the Effective Time that are outstanding as of immediately prior to the Effective Time and have an exercise price equal to or less than $0.50 per share (as adjusted to reflect any stock splits, stock dividends, recapitalizations, combinations, reorganizations or other similar transactions affecting the Fresh Vine capital stock, including without limitation the Reverse Split).

“Fresh Vine Series A Convertible Preferred Stock” means shares of Fresh Vine’s Series A Convertible Preferred Stock, par value $0.001 per share.

“Fresh Vine Shareholder Support Agreement” shall have the meaning set forth in the recitals.

“Fresh Vine Warrants” means warrants to purchase shares of Fresh Vine Common Stock.

“Fresh Vine Valuation” means $18,000,000; plus the amount of any Net Cash Surplus.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing Authority) or (d) self-regulatory organization (including the NYSE American).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) Software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) an executive officer of Fresh Vine or the Company; and (ii) any employee of Fresh Vine or the Company that reports directly to the Fresh Vine Board or the Company Board or to an executive officer of Fresh Vine or the Company, as applicable.

“Knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of such Person or any senior-level executive employee or director of such Person who has or would reasonably expected to have such knowledge after reasonable inquiry of such employee or director’s direct reports. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of the NYSE American or the Financial Industry Regulatory Authority).

“Leased Real Property” means the real property leased by the Company or Subsidiaries as tenant, together with, to the extent leased by the Company or Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Subsidiaries relating to the foregoing.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Net Cash” means cash, cash equivalent assets or other liquid assets of Fresh Vine, excluding the effects of any payments or liabilities (including attorneys’ fees) in respect of Dissenting Shares.

“Net Cash Surplus” means the amount by which the Net Cash exceeds the Net Cash Target, if any.

“Net Cash Target” means an aggregate of $3,500,000 in cash, cash equivalent assets or other liquid assets of Fresh Vine; provided that the Net Cash Target shall be reduced on a dollar-for-dollar basis for the gross proceeds of any equity investments in the Company (or any Subsidiary thereof) made by Fresh Vine, its Affiliates, or Persons directly introduced to the Company by Fresh Vine or an Affiliate of Fresh Vine from December 1, 2023 through the Effective Date (but exclusive of the Fresh Vine Investment).

“NYSE American” means the NYSE American Stock Exchange.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Fresh Vine, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of Fresh Vine may also include (i) capital-raising activities deemed by the Fresh Vine Board to be necessary or appropriate in order to fund Fresh Vine’s continuing operations, pay Fresh Vine’s Transaction Expenses and satisfy the conditions to Closing, including without limitation achieving the Net Cash Target under Section 9.5, and (ii) actions, if any, to effect and effecting, in one or more transactions, any sale, divestiture, licensing or winding down of the Fresh Vine Legacy Business or any sale, license or other disposition of any or all of the Fresh Vine Legacy Assets; and during the Pre-Closing Period the Ordinary Course of Business of the Company will also include capital raising activities as currently conducted by the Company and its Subsidiaries as of the date of this Agreement .

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability Company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub and Fresh Vine.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Fresh Vine Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Fresh Vine, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Post-Closing Fresh Vine Shares” means the total number of shares of Fresh Vine Common Stock to be issued and outstanding immediately following the Closing, being comprised of (a) the Fresh Vine Outstanding Shares at Closing (after giving effect to the Conversion and the Reverse Split), and (b) the number of Shares that comprise the Merger Consideration, such that (i) the Fresh Vine Outstanding Shares represent a percentage of the Post-Closing Fresh Vine Shares equal to the Fresh Vine Allocation Percentage; (b) the shares of Fresh Vine Common Stock that comprise the Merger Consideration represent a percentage of the Post-Closing Fresh Vine Shares equal to the Company Allocation Percentage; and (c) the Exchange Ratio is as near to one (1) as reasonable practicable.

“Products” means any products, product candidates or services, researched, developed, manufactured, labeled, out-licensed, sold, marketed, promoted, imported or exported, distributed or otherwise made available, as applicable, by or on behalf of the Company or any Subsidiary as of the Effective Date.

“Proxy Statement/Prospectus” means the proxy statement/prospectus, which shall be included in the Registration Statement, to be sent to Fresh Vine’s shareholders in connection with the Fresh Vine Shareholders’ Meeting.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by Fresh Vine to such Company Shareholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Fresh Vine to all Company Shareholders in accordance with the terms of this Agreement.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Fresh Vine Common Stock) to be filed with the SEC by Fresh Vine registering the public offering and sale of Fresh Vine Common Stock to holders of Company Common Shares in the Merger, as may be amended prior to the time it is declared effective by the SEC.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives of a Person.

“Reverse Split” means a reverse stock split of the Fresh Vine Common Stock such that as a result of the Merger, (a) the Fresh Vine Outstanding Shares represent a percentage of the Post-Closing Fresh Vine Shares equal to the Fresh Vine Allocation Percentage; (b) the shares of Fresh Vine Common Stock that comprise the Merger Consideration represent a percentage of the Post-Closing Fresh Vine Shares equal to the Company Allocation Percentage; and (c) the Exchange Ratio is as near to one (1) as reasonably practicable.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Fresh Vine Board determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the Company to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Fresh Vine’s shareholders than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Transaction Documents” means this Agreement and each other exhibit, certificate, document, instrument or agreement executed in connection with this Agreement and the Contemplated Transactions.

“Transaction Expenses” means, with respect to a Party, the aggregate amount (without duplication) of all costs, fees and expenses incurred by such Party or any of its Subsidiaries (including Merger Sub), or for which such Party or any of its Subsidiaries are liable in connection with the Merger and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of such Party; and (b) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered in connection with the Contemplated Transactions) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the Contemplated Transactions, together with any payroll Taxes associated therewith; provided, that, Transaction Expenses shall not include any Costs associated with the obtainment of directors and officers insurance pursuant to Section 5.6.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Fresh Vine in connection with its due diligence investigation of the Company relating to the Contemplated Transactions.

Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Mountain time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Fresh Vine Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Fresh Vine Disclosure Schedule shall only qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. Mountain Time on the date that is two days prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction

2.1 Conversion; Reverse Split; Merger.

(a) Conversion. Fresh Vine shall cause the holders of the Fresh Vine Series A Convertible Preferred Stock to convert such Fresh Vine Series A Convertible Preferred Stock into, or exchange such Fresh Vine Series A Convertible Preferred Stock for, Fresh Vine Common Stock at least two (2) Business days prior to the Closing, as contemplated by the Fresh Vine Shareholder Support Agreement with such holders (the “Conversion”).

(b) Reverse Split. Promptly following the Conversion and the corresponding issuance of shares of Fresh Vine Common Stock, Fresh Vine shall effect the Reverse Split.

(c) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the CBCA. As a result of the Merger, the Company will become a wholly owned subsidiary of Fresh Vine.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8, the consummation of the Merger (the “Closing”) shall take place remotely, on the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions, or at such other time, date and place as Fresh Vine and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Colorado a certificate of merger with respect to the Merger, satisfying the applicable requirements of the CBCA and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Colorado or at such later time as may be specified in such Certificate of Merger with the consent of Fresh Vine and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4 Organizational Documents; Directors and Officers.

(a) the articles of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the CBCA and such articles incorporation;

(b) the articles of incorporation of Fresh Vine shall be identical to the articles of incorporation of Fresh Vine immediately prior to the Effective Time (which shall reflect the Reverse Split, if approved), until thereafter amended as provided by the Nevada Revised Statutes and such articles of incorporation; provided, however, that at the Effective Time, Fresh Vine shall file an amendment to its articles of incorporation to (i) change the name of Fresh Vine to “Notes Live Holding Corp.” and (ii) solely if doing so will not violate the rules and regulations of NYSE American, including without limitation Section 122 of the NYSE American Company Guide (the Voting Rights Rule), cause its authorized common stock to be divided into two or more separate classes or series (having differing voting rights);

(c) the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the CBCA and such bylaws;

(d) the directors and officers of Fresh Vine, each to hold office in accordance with the articles of incorporation and bylaws of Fresh Vine, shall be as set forth in Section 6.9; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Fresh Vine as set forth in Section 6.9 or such other persons as shall be mutually agreed upon by Fresh Vine and the Company.

2.5 Conversion of Company Equity Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Fresh Vine, Merger Sub, the Company or any shareholder of the Company or Fresh Vine:

(i) any Company Common Shares held as treasury stock or held or owned by Fresh Vine, Merger Sub, the Company or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 2.5(b), each Company Common Share outstanding immediately prior to the Effective Time (excluding equity to be canceled pursuant to Section 2.5(a)(i) and Dissenting Shares (as defined in Section 2.8)) shall be converted solely into the right to receive a number of shares of Fresh Vine Common Stock equal to the Exchange Ratio (collectively, the “Merger Consideration”);

(iii) any outstanding warrants exercisable to acquire Company Common Shares immediately prior to the Effective Time shall be exchanged (or otherwise amended) for a warrant exercisable (at an exercise price adjusted to reflect to the Exchange Ratio) to acquire that number of shares of Fresh Vine Common Stock equal to the number of warrant shares multiplied by the Exchange Ratio; and

(iv) any outstanding promissory notes that may be converted into Company Common Shares immediately prior to the Effective Time shall be exchanged, or otherwise amended, for a promissory note providing that upon any conversion, shares of Fresh Vine Common Stock will be issued and with the per share conversion price adjusted to reflect the Exchange Ratio.

(b) No fractional shares of Fresh Vine Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. If any holder of options to acquire Company Common Shares or warrants exercisable to acquire Company Common Shares, as applicable, exercised such options or warrants in connection with the Merger, who would otherwise have been entitled to receive a fraction of a share of Fresh Vine Common Stock or warrant to exercisable to acquire a fractional share of Fresh Vine Common Stock (after taking into account the aggregate number of such Company Common Shares or warrants exercisable to acquire Company Common Shares held by such holder, as applicable), then the number of shares of Fresh Vine Common Stock issuable in the Merger and the number of shares of Fresh Vine Common Stock issuable upon exercise of warrants exchanged (or otherwise amended) in the Merger, in each case to or for such holder, shall be rounded up to the nearest whole number of shares, with no cash being paid for any fractional share eliminated by such rounding.

(c) Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(d) If, between the date of this Agreement and the Effective Time, the outstanding Company Common Shares or Fresh Vine Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Reverse Split to the extent such split has not previously been taken into account in calculating the Company Merger Shares), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Shares and Fresh Vine Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Fresh Vine to take any action with respect to Company Common Shares or Fresh Vine Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Common Shares outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Common Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Common Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Common Shares shall be made on such stock transfer books after the Effective Time.

2.7 Surrender of Company Common Shares.

(a) On or prior to the Closing Date, Fresh Vine and the Company shall jointly select a reputable bank, transfer agent or trust Company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Fresh Vine shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Fresh Vine Common Stock issuable pursuant to Section 2.5(a) in exchange for Company Common Shares.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Common Shares that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Fresh Vine may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates, if applicable, to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates, if applicable, in exchange for book-entry shares of Fresh Vine Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Fresh Vine: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing their Pro Rata Share of the Merger Consideration (in a number of whole shares of Fresh Vine Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Fresh Vine Common Stock representing their Pro Rata Share of the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Fresh Vine may, in its discretion and as a condition precedent to the delivery of any shares of Fresh Vine Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Fresh Vine against any claim suffered by Fresh Vine related to the lost, stolen or destroyed Company Stock Certificate or any Fresh Vine Common Stock issued in exchange therefor as Fresh Vine may reasonably request.

(c) No dividends or other distributions declared or made with respect to Fresh Vine Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Fresh Vine Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate, if applicable, or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Fresh Vine Common Stock deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Fresh Vine upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.7 shall thereafter look only to Fresh Vine for satisfaction of their claims for Fresh Vine Common Stock and any dividends or distributions with respect to shares of Fresh Vine Common Stock.

(e) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Fresh Vine Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who have neither voted in favor of the Merger nor consented thereto in writing and who have exercised and perfected appraisal rights for such Company Common Shares in accordance with the CBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration attributable to such Dissenting Shares. Such shareholders shall be entitled to receive payment of the appraised value of such Company Common Shares held by them in accordance with the Article 113, Title 7 of the CBCA, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the CBCA. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such Company Common Shares under the CBCA (whether occurring before, at, or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.5 and 2.7.

(b) The Company shall give Fresh Vine prompt written notice of any demands by dissenting shareholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

2.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement, the Transaction Documents, the Contemplated Transactions or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10 Withholding. Each of the Exchange Agent, Fresh Vine and the Surviving Corporation, and their respective agents, shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 or the appropriate IRS Form W-8, as applicable, from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3. Representations and Warranties of the Company. Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to Fresh Vine prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Fresh Vine and Merger Sub as follows:

3.1 Due Organization; Foreign Person Status; Subsidiaries. The Company and each Subsidiary is a corporation, limited liability Company or other organization, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability Company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

3.2 Organizational Documents. The Company has prior to the date of this Agreement delivered or otherwise made available to Fresh Vine a complete and correct copy of Organizational Documents and the organizational documents of each Subsidiary, each as amended to date. Such organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the material provisions of its organizational documents.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate Company power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) shareholders to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Fresh Vine and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of the holders of majority of the Company Common Shares entitled to vote on the record date for the Company Shareholder Consent and entitled to vote thereon, voting as a single class (the “Required Company Shareholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and the other Transaction Documents and approve the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to compliance with the HSR Act and any foreign antitrust Law, obtaining the Required Company Shareholder Vote and the filing of the Certificate of Merger required by the CBCA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b) Except for (i) the Required Company Shareholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA, (iii) any required filings under the HSR Act and any foreign antitrust Law, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the CBCA, to the extent applicable to the Company, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Shareholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Shareholder Support Agreements or any of the Contemplated Transactions.

3.6 Capitalization; Company Private Offering.

(a) The authorized capital stock of the Company consists of 90,000,000 shares of all classes of which 5,000,000 shares with a par value of $0.001 per share are denominated “Class A Voting Common Stock”; 30,000,000 shares with a par value of $0.001 per share are denominated “Class B Non-Voting Common Stock”; 50,000,000 shares with a par value of $0.001 per share are denominated as “Class C Voting Common Stock”; and 5,000,000 shares with a par value of $0.001 per share, are denominated “Preferred Stock”. As of the date of this Agreement: (i) no shares of Class A Voting Common Stock were issued and outstanding; (ii) 2,035,690 shares of Class B Non-Voting Common Stock were issued and outstanding; (iii) 31,276,202 shares of Class C Voting Common Stock were issued and outstanding; and (iv) no shares of Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding Equity Interests of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.6(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Subsidiary except as set forth thereon. All such Equity Interests are validly issued, fully paid and non-assessable have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and Organizational Documents. Each outstanding Equity Interest of each Subsidiary is owned 100% by the Company or another Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. The Company does not directly or indirectly own, and has never owned, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Subsidiary is a party, or to the Company’s Knowledge, among any holder of Company Common shares or any other Equity Interests of the Company or any Subsidiary to which the Company or any Subsidiary is not a party, with respect to the voting or transfer of the Company Common Shares or any of the Equity Interests or other securities of the Company. The Company does not own any Equity Interests in any person.

(d) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary.

(e) There are not outstanding awards under the Company Equity Plan. The Company has made available to Fresh Vine in the Virtual Data Room accurate and complete copies of each Company Equity Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all award agreements evidencing such Company Options and specifying the vesting schedule for such Company Options.

(f) Immediately prior to the commencement of the Company Private Offering, (i) no shares of Class A Voting Common Stock were issued and outstanding; (ii) 2,302,380 shares of Class B Non-Voting Common Stock were issued and outstanding; (iii) 29,832,090 shares of Class C Voting Common Stock were issued and outstanding; and (iv) no shares of Preferred Stock were issued and outstanding. Prior to the Parties’ execution and delivery of this Agreement, the Company has closed or had received subscriptions to close on bona fide investments in the Company Private Offering and received gross proceeds therefrom of at least $5.0 million from Persons that are not Fresh Vine or Affiliates of either the Company or Fresh Vine, with shares of Class C Voting Common Stock having been sold and issued at an offering price equal to $10.00 per share (representing a Company pre-money valuation in the Company Private Offering of $350,875,464, calculated on a diluted basis giving effect to (A) the issuance of 3,043,995 Company Common Shares upon the exercise of warrants to purchase such shares that were outstanding immediately prior to the commencement of the Company Private Offering (and backing out from the valuation calculation the aggregate exercise price associated with such issuances), and (B) 700,000 shares issuable under the Advisory Agreement dated February 23, 2023 between the Company and Ralph Olson LLC, as subsequently amended through the date of this Agreement). Attached to Section 3.6(c) of the Company Disclosure Schedule is a list identifying each holder of warrants to purchase Company Common Shares that was outstanding immediately prior to the commencement of the Company Private Offering and accurately setting forth (A) the number of shares of Company Common Stock issuable upon exercise thereof, and (B) the per share exercise price and aggregate exercise price thereof.

3.7 Financial Statements.

(a) The Company has made available to Fresh Vine in the Virtual Data Room true and complete copies of (i) the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for each of the years then ended, and the unaudited balance sheet of the Company and its Subsidiaries as of for the three months ended September 30, 2023 and (ii) the related audited consolidated statements of operations, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for the three months then ended (collectively, the “Company Financials”), which are attached as Section 3.7(a) of the Company Disclosure Schedule. The Company Financials described in clause (i) above (x) were prepared in accordance with GAAP and (y) fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby.

(b) Except as and to the extent set forth on the Company Financials as of the Balance Sheet Date, the Company does not have any other liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the Ordinary Course of Business since the Balance Sheet Date (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.7(c) of the Company Disclosure Schedule, the Company and the Subsidiaries do not have any (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture or other debt security.

(d) Since January 1, 2021, (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or Representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

3.8 Absence of Changes. (a) Since January 1, 2021, and on and prior to the date of this Agreement, except as set forth on Section 3.8 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (i) the Company and the Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, (ii) the Company and the Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company IP Rights) other than revocable non-exclusive licenses (or sublicenses) of Company IP Rights granted in the Ordinary Course of Business, and (iii) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.2, and (b)since the date of the Company Unaudited Interim Balance Sheet, there has not been a Company Material Adverse Effect.

3.9 Real Property; Title to Assets.

(a) The Company does not own, and has never owned, any real property. The real property owned by any Company Subsidiary is set forth on Section 3.9(a) of the Company Disclosure Schedule.

(b) Section 3.9(b) of the Company Disclosure Schedule lists the street address (and, if applicable, the suite numbers(s)) of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of each other party thereto and the date of each Lease in connection therewith, and each amendment thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Fresh Vine in the Virtual Data Room. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, (i) except with respect to the third party operators of Company amphitheater under development, there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the applicable Company or Subsidiaries specified as the tenant in the applicable Lease Document the right to use or occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company’s knowledge, by the other party to such Leases, and (iii) there are no material disputes with respect to any Lease Documents.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Subsidiary to use any Leased Real Property for the purposes for which it is currently being, or is intended to be, used, except as would not reasonably be expected to have a Company Material Adverse Effect. The Leased Real Property, and the improvements thereon, are in compliance in all material respects with all applicable Laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not have reasonably be expected to have a Company Material Adverse Effect. In the past three years, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company or any Subsidiary currently conducted on the Leased Real Property and neither the Company nor any Subsidiary has experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all liens other than Permitted Encumbrances, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Subsidiaries consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

(e) The assets owned by the Company and the Subsidiaries (including without limitation the Leased Real Property) are all of the assets used by the Company and the Subsidiaries with respect to the business of the Company and the Subsidiaries as conducted in the Ordinary Course of Business, and such assets comprise all of the assets and rights necessary for the ownership and operation of the assets of the Company and the Subsidiaries and to carry out the business of the Company and the Subsidiaries substantially in the same manner as of the date of this Agreement.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Company Registered IP, and (ii) Company IP Rights that are licensed to the Company or any of the Subsidiaries , specifying as to each such item, as applicable, (w) the record owner of such item, (x) the jurisdictions in which such item has been issued, registered or filed, (y) the issuance, registration or application date, as applicable, for such item, and (z) the issuance, registration or application number, as applicable, for such item.

(b) All fees and filings necessary as of the date of this Agreement to obtain or maintain any application or registration, issuance or grant of any Company Registered IP and, to the Company’s knowledge, Company IP Rights, have been timely submitted to the relevant intellectual property office or Governmental Authority and Internet domain name registrars or social media platforms, as applicable. No item of the Company Registered IP or, to the Company’s knowledge, Company IP Rights has been unintentionally abandoned or cancelled. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, as of the date of this Agreement, the Company Registered IP and, to the Company’s knowledge, Company IP Rights are not the subject of any pending Legal Proceedings, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings , or any other similar challenges worldwide, and, to the Company’s knowledge, no such Legal Proceedings are threatened by any Governmental Authority or any other Person.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the Company and/or the Subsidiaries exclusively own all right, title and interest in and to all Company Registered IP and owned Company IP Rights, free and clear of all liens (other than Permitted Encumbrances) and hold all right, title and interest in and to all of the Company’s or the applicable Subsidiary’s rights under all licensed Company IP Rights free and clear of any lien (other than Permitted Encumbrances). For all patents included in the Company Registered IP, each inventor listed on the patent has assigned his or her rights to the Company or the relevant Subsidiary.

(d) The Company Registered IP and the Company IP Rights constitute all of the Intellectual Property rights that are used in, held for use, or necessary to enable the Company and its Subsidiaries to conduct the Company’s and Subsidiaries’ business as currently conducted or as contemplated to be conducted as of the date hereof. All Company Registered IP is subsisting, and, to the knowledge of the Company, valid, and enforceable.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, all Persons who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Registered IP or owned Company IP Rights have assigned to the Company or the relevant Subsidiary, as applicable, all of their rights, title, and interest in and to such Company Registered IP or owned Company IP Rights.

(f) The Company and the Subsidiaries have taken all commercially reasonable steps to timely obtain, maintain, protect, and enforce the Company Registered IP and owned Company IP Rights, and to safeguard and maintain the secrecy of any trade secrets, confidential know-how and other confidential information owned by or licensed to the Company and the Subsidiaries, including, but not limited to, placing any employee, worker, independent contractor, officer or other representative of the Company having access to any of the foregoing under sufficient written confidentiality terms. Without limiting the foregoing, the Company and the Subsidiaries have not disclosed any material trade secrets, confidential know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or was otherwise made subject to an appropriate duty of confidence. Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, there has been no violation or unauthorized access to or disclosure of any trade secrets, confidential know-how or confidential information of or in the possession of the Company or any of the Subsidiaries, or of any written obligations with respect to such, except as would not be expected to have a Company Material Adverse Effect.

(g) None of the Company Registered IP, owned Company IP Rights or, to the Company’s knowledge, licensed Company IP Rights is subject to any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company and the Subsidiaries or affects the validity, use or enforceability of any such Company Registered IP or Company IP Rights. The consummation of the Contemplated Transactions will not alter, encumber, impair or extinguish any Company Registered IP or owned Company IP Rights or the Company’s or any applicable Subsidiary’s rights under any Company IP Rights.

(h) The operation of the business of the Company and the Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate any Intellectual Property rights of any other Person.

(i) In the past three (3) years, there has been no Legal Proceeding pending against the Company or any of the Subsidiaries nor has the Company or any of the Subsidiaries received any written communications (i) alleging that the Company or any of the Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Registered IP or owned Company IP Rights, or (iii) inviting the Company or any of the Subsidiaries to take a license under any patent or any other Intellectual Property, or consider the applicability of any patents or any other Intellectual Property to any products or services of the Company or any of the Subsidiaries or to the conduct of the Company’s business, except as set forth in Section 3.10(i) of the Company Disclosure Schedule.

(j) No Person is infringing, misappropriating or otherwise violating any Company Registered IP or Company IP Rights. Except as set forth in Section 3.10(j) of the Company Disclosure Schedule, for the past three (3) years, neither the Company nor any of the Subsidiaries has threatened or made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Registered IP or Company IP Rights.

(k) The Company and Subsidiaries have a valid and enforceable license to use all licensed Company IP Rights applicable to each such entity. Company and each applicable Subsidiary has performed all obligations imposed on it in the agreements and contracts concerning licensed Company IP Rights, has made all payments required to date under such agreements and contracts, and is not, nor, to the knowledge of the Company and Subsidiaries, is any other party thereto, in breach or default thereunder, nor, to the knowledge of the Company and Subsidiaries, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, nor require any third party consent, permission or authorization regarding, any contract or agreement providing for the license or other use of Company Registered IP or Company IP Rights. Following the Closing, the Company and Subsidiaries shall be permitted to exercise all of Company or the applicable Subsidiaries’ rights under such agreements and contracts to the same extent that the Company and Subsidiaries would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or Subsidiaries would otherwise be required to pay in the absence of such transactions.

(l) The Company and the Subsidiaries own, or have obtained, possess and are in compliance with valid licenses to use, all of the Software present on the computers and other Software-enabled electronic devices that they own or lease or that are otherwise under the control of the Company and the Subsidiaries and used by them in connection with the Company’s and the Subsidiaries’ business, except as is not and would not reasonably be expected to have a Company Material Adverse Effect.

(m) The Company and the Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures. To the Company’s knowledge, since January 1, 2021, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company IP Rights as currently conducted or as contemplated to be conducted as of the date hereof.

(n) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and/or one of the Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company Registered IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Subsidiaries receive and use such Business Data prior to the Closing Date.

(o) Except as would not create a Company Material Adverse Effect, all past and current employees and independent contractors of the Company and the Subsidiaries that provide services for the Company and are or were directly involved in the development of Company Registered IP have executed commercially reasonable confidentiality agreements with Company or the Subsidiaries (as applicable) to maintain in confidence all confidential information acquired or contributed by them in the course of their employment or engagement.

(p) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Company Registered IP or owned Company IP Rights currently under development which are not of the type that are capable of being remediated in the Ordinary Course of Business without delaying the Company’s or the Subsidiaries’ commercialization timeline as currently planned.

3.11 Agreements, Contracts and Commitments.

(a) Section 3.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Subsidiary is a party or by which any of their respective assets is bound (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Subsidiaries of more than $250,000, in the aggregate, over the past 12 months;

(ii) each contract and agreement with suppliers to the Company or any Subsidiary, including those relating to the design, development, testing, manufacture, marketing, promotion, sale or distribution of products of the Company or any Subsidiary, for expenditures paid or payable by the Company or any Subsidiary requiring payment obligation of an amount equal to or greater than $250,000 over any 12-month period;

(iii) each contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to any alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property rights that will not be owned, in whole or in part, by the Company;

(iv) all management contracts (excluding contracts for employment) and contracts with other workers and consultants;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party pursuant to which the Company has paid an amount equal to or greater than $250,000 over any 12-month period;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party, other than any permits;

(ix) any contract relating to the acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its affiliates has or will have obligations with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(xii) all contracts involving use of, or grant of any rights to or in, any Company-Licensed IP by or to the Company or any Subsidiaries;

(xiii) contracts which involve the license or grant of rights to Company Registered IP by the Company or any Subsidiary Company other than (A) contracts with customers on the Company’s standard form of customer agreement, copies of which have been made available in the Virtual Data Room, (B) limited licenses to confidential information under non-disclosure and confidentiality agreements entered into in the Ordinary Course of Business, (C) agreements with employees, independent contractors or consultants on the Company’s standard form of invention assignment and proprietary information agreement or consultant agreement (copies of which have been made available to Fresh Vine), and (D) other non-exclusive non-material licenses to Company Registered IP granted in the Ordinary Course of Business;

(xiv) all contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Subsidiary;

(xv) all contracts that provide for the settlement of any material Legal Proceeding that contains any ongoing material obligation on the Company or the Subsidiaries;

(xvi) all contracts between the Company and any holders of more than 2% of the Company Common Shares (assuming the full conversion or exercise of all Company Common Shares held by such person) that relate to such holder’s ownership of Company Common Shares;

(xvii) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xviii) all agreements for the development of Company Registered IP for the benefit of the Company or any Subsidiary.

(b) (i) each Company Material Contract is a legal, valid and binding obligation of the Company or the Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Subsidiary is in breach or violation of, or default under, any Company Material Contract nor has any Company Material Contract been canceled by the other party; (i) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Company Material Contract; and (ii) the Company and the Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Company Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. No party to a Company Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Company Material Contract. The Company has furnished or made available to Fresh Vine in the Virtual Data Room true and complete copies of all Company Material Contracts, including any amendments thereto that are material in nature to the extent Company has a copy of such Company Material Contracts.

3.12 Permits; Compliance. Except as set forth in Section 3.12 of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing. Except as set forth in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

3.13 Regulatory Compliance. The Company and each of its Subsidiaries are and, since January 1, 2021, have been in material compliance with, all Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2021, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

3.14 Legal Proceedings; Orders. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such order, writ, judgement, injunction, decree, determination or award that would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

3.15 Tax Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedule:

(a) All U.S. federal income and all other material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All U.S. federal income and all other material Taxes owed by the Company or for which the Company may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against the Company for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to the Company.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company.

(e) The Company has not received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to Tax in such jurisdiction.

(f) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There are no liens or encumbrances for material Taxes upon any of the assets of the Company except for Permitted Encumbrances.

(h) The Company is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(j) The Company has no material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(k) The Company does not have any request for a material ruling in respect of Taxes pending with any Taxing Authority.

(l) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) The Company has made available to Fresh Vine true, correct and complete copies of all material income Tax Returns filed by the Company for the two most recent taxable years.

(n) The Company has not received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as either a partnership or a disregarded entity. The Company has made a valid election under Section 754 of the Code.

(p) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing.

(q) The Company has not (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) failed to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act and related guidance thereunder, (iii) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, and (iv) sought, or intends to seek, a covered loan under Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(r) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

3.16 Labor and Employment Matters.

(a) As of the date of this Agreement, no employee of the Company or any Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. As of the date of this Agreement and during the two year period immediately prior to such date, there are no and were no strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Subsidiaries or any other individuals who have provided services with respect to the Company or any Subsidiaries. As of the date of this Agreement and during the two year period immediately prior to such date, there have been no union certification or representation petitions or demands with respect to the Company or any Subsidiaries or any of their employees and, to the Company’s knowledge, no union or labor organizing campaign or similar effort is pending or threatened with respect to the Company, any Subsidiaries, or any of their employees.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any of their respective current or former employees, workers or independent contractors, except for any such Actions that would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, the Company and the Subsidiaries are and have been since January 1, 2021, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings, information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees, workers and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Each employee of the Company and each Subsidiary and any worker and other individual who has provided services with respect to the Company or any Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(d) To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

3.17 Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule includes a true and correct list of, as of the date of this Agreement, all Plans (as defined below), including all forms of offer letter and agreement pursuant to which all individuals who are employed or engaged as employees, workers, or independent contractors by the Company or any Subsidiary and no such individual is employed or engaged on terms that differ to a material extent from such forms of offer letter or agreement. Section 3.17(a) of the Company Disclosure Schedule sets forth a true and correct list of any employment or similar agreement with any senior executive of the Company. For purposes of this Agreement, “Plans” shall mean all Employee Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director, worker, consultant and/or other service provider, or under which the Company or any Subsidiary or ERISA Affiliate has or could reasonably be expected to incur any Liability (contingent or otherwise).

(b) With respect to each Plan, the Company has made available to Fresh Vine, as applicable (i) a true and complete copy of the current plan document and all amendments thereto (or summary of the Plan if unwritten) and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) a copy of the three most recently filed IRS Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof) or other most recent annual or other reports filed with any Governmental Authority and all schedules thereto, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v)copies of non-discrimination and other compliance testing for each of the past three years, (vi) copies of annual safe-harbor, automatic enrollment, and any other required notices for the current and prior two years, (vii) copies of any filings under the IRS’ Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Compliance Program within the prior three years and (viii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Subsidiary has any commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a Multiple Employer Plan, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(d) Except as set forth on Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, redundancy, termination or similar benefits to any person as a result of the execution of this Agreement, or the consummation of the Contemplated Transactions (either alone or combination with any other event), nor will any such events accelerate the time of payment, funding or vesting, or increase the amount, of any benefit or other compensation due to any individual. Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or combination with any other event), will (i) result in imposition of the tax imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered, or (ii) result in a Tax gross-up or similar payment to any individual for any Tax or interest that may be due under any Section of the Code.

(e) None of the Plans provide, nor does the Company or any Subsidiary have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law (and at the sole cost of such former employee, officer, director or consultant).

(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection and Affordable Care Act of 2010 and the Code. The Company and the Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would adversely affect the qualified status of any such Plans or the exempt status of any such trust.

(h) There has not been, nor is there reasonably expected to be, any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Subsidiaries. To the knowledge of the Company, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Subsidiaries to the extent required by, and in accordance with, GAAP, except as would not result in material liability to the Company or any Subsidiary.

(j) Each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been administered and operated in material compliance with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A or 4999 of the Code.

3.18 Environmental Matters. (a) Neither the Company nor any of the Subsidiaries has violated since January 1, 2021, nor are they in violation of, applicable Environmental Law or Environmental Permits; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with, or have had a release of, any Hazardous Materials at or affecting such properties which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Materials; (d) each of the Company and each Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits in all material respects; (f) neither the Company nor any Subsidiary is the subject of any pending or threatened action alleging any violation or, or liability under, Environmental Laws, except in each case as would not have a Company Material Adverse Effect; (g) neither the Company nor any of the Subsidiaries has entered into any consent decree, settlement agreement, or order pursuant to any Environmental Law, nor is a party to any judgment, decree or judicial or administrative order pursuant to any applicable Environmental Law; and (h) to the knowledge of the Company, no site or property to or at which the Company or any of the Subsidiaries directly or indirectly (through a sub-contractor) transported or disposed, or arranged for the transportation or disposal, of a Hazardous Materials is currently undergoing investigation, remediation or other response action under applicable Environmental Law. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Subsidiary.

3.19 Insurance.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21 Interested Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course of Business (all of which are set forth in the Company Disclosure Schedule), no director, officer or other affiliate of the Company or any Subsidiary has or has had, directly or indirectly (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (c) a beneficial interest in any Company Material Contract; or (d) any contractual or other arrangement with the Company or any Subsidiary, other than customary indemnity arrangements. The Company and the Subsidiaries have not, since January 1, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

3.22 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Fresh Vine nor any other person on behalf of Fresh Vine makes any express or implied representation or warranty with respect to Fresh Vine or with respect to any other information provided to the Company, any of its shareholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Fresh Vine set forth in Section 4 (in each case as qualified and limited by the Fresh Vine Disclosure Schedule)) none of the Company, or any of its Representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Fresh Vine and Merger Sub. Except (i) as set forth in the written disclosure schedule delivered by Fresh Vine to the Company prior to or contemporaneously with the execution of this Agreement (the “Fresh Vine Disclosure Schedule”) or (ii) as disclosed in the Fresh Vine SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, Fresh Vine and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Fresh Vine and its Subsidiaries (including Merger Sub) is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate or limited liability Company power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) Each of Fresh Vine and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Fresh Vine Material Adverse Effect.

(c) Fresh Vine has no Subsidiaries other than Merger Sub and Fresh Vine does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Fresh Vine is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Fresh Vine has not agreed and is not obligated to make, nor is Fresh Vine bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Fresh Vine has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Fresh Vine has delivered to the Company accurate and complete copies of Fresh Vine’s Organizational Documents. Fresh Vine is not in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Each of Fresh Vine and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Fresh Vine Board (at meetings duly called and held) has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Fresh Vine and its shareholders, (b) approved and declared advisable this Agreement, the other Transaction Documents and the Contemplated Transactions, including the issuance of shares of Fresh Vine Common Stock to the shareholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of Fresh Vine vote to approve the Contemplated Transactions, including the Stock Purchase. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole shareholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Fresh Vine and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Fresh Vine and Merger Sub, enforceable against each of Fresh Vine and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required. The affirmative vote of (a) a majority of the voting power of the shares of Fresh Vine Common Stock and Fresh Vine Series A Convertible Preferred Stock (voting together with the Fresh Vine Common Stock as provided in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock) entitled to vote thereon is the only vote of the holders of any class or series of Fresh Vine’s capital stock necessary to approve (i) the amendment to the Fresh Vine Articles of Incorporation to in the extent required by Section 2.4(b) of this Agreement, (ii) the amendment to the Fresh Vine Articles of Incorporation to effect the Reverse Split, and (iii) the liquidation, spinning-out, distribution, or other disposition of the Fresh Vine Legacy Assets or discontinuance of the Fresh Vine Legacy Business, (b) a majority of the voting power of the shares of Fresh Vine Common Stock and Fresh Vine Series A Convertible Preferred Stock (voting together with the Fresh Vine Common Stock as provided in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock) entitled to vote thereon and present in person or represented by proxy at the Fresh Vine Shareholder Meeting is the only vote of the holders of any class or series of Fresh Vine’s capital stock necessary to approve (i) the issuance of the Merger Consideration to the holders of Company Common Shares and the change of control of Fresh Vine resulting from the Merger pursuant to the NYSE American rules, and (ii) upon conversion or exchange of Fresh Vine Series A Convertible Preferred Stock of shares of Fresh Vine Common Stock, the issuance in excess of the “Exchange Share Cap” and “Individual Holder Share Cap” limitations provided for in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock. The Fresh Vine Shareholder Matters are the only matters required to be approved by the shareholders of Fresh Vine to approve the Contemplated Transactions (the “Required Fresh Vine Shareholder Vote”).

4.5 Non-Contravention; Consents.

(a) Subject to compliance with the HSR Act and any foreign antitrust Law, obtaining the Required Fresh Vine Shareholder Vote and the filing of the Certificate of Merger required by the CBCA, neither (x) the execution, delivery or performance of this Agreement by Fresh Vine or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Fresh Vine or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Fresh Vine or its Subsidiaries or any of the assets owned or used by Fresh Vine or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Fresh Vine or its Subsidiaries or that otherwise relates to the business of Fresh Vine, or any of the assets owned, leased or used by Fresh Vine;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Fresh Vine Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Fresh Vine Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Fresh Vine Material Contract, (C) accelerate the maturity or performance of any Fresh Vine Material Contract or (D) cancel, terminate or modify any term of any Fresh Vine Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Fresh Vine or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the Fresh Vine Disclosure Schedule under any Fresh Vine Contract, (ii) the Required Fresh Vine Shareholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA (iv) any required filings under the HSR Act and any foreign antitrust Law and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Fresh Vine nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Fresh Vine Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Chapter 78 of the Nevada Revised Statutes are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) The authorized capital stock of Fresh Vine consists of (i) 100,000,000 shares of Fresh Vine Common Stock of which 15,976,227 shares have been issued and are outstanding as of the date of this Agreement (the “Capitalization Date”) and 25,000,000 shares of preferred stock, par value $0.001 per share, of which a total 10,000 have been designated as Series A Convertible Preferred Stock and 10,000 shares in that series are currently issued and outstanding. Fresh Vine does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Fresh Vine Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances (other than Permitted Encumbrances). None of the outstanding shares of Fresh Vine Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Fresh Vine Common Stock is subject to any right of first refusal in favor of Fresh Vine. Except as contemplated hereby and by the other Transaction Documents, there is no Fresh Vine Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Fresh Vine Common Stock. Fresh Vine is not under any obligation, nor is Fresh Vine bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Fresh Vine Common Stock or other securities. Section 4.6(b) of the Fresh Vine Disclosure Schedule accurately and completely describes all repurchase rights held by Fresh Vine with respect to shares of Fresh Vine Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Fresh Vine 2021 Equity Incentive Plan, as amended (the “Fresh Vine Stock Plan”), and except as set forth on Section 4.6(c) of the Fresh Vine Disclosure Schedule, Fresh Vine does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Fresh Vine has reserved 1,800,000 shares of Fresh Vine Common Stock for issuance under the Fresh Vine Stock Plan, of which 638,267 shares have been issued and are currently outstanding, 69,892 shares have been reserved for issuance upon exercise of Fresh Vine Options, as applicable, granted under the Fresh Vine Stock Plan, and 1,091,841 shares remain available for future issuance pursuant to the Fresh Vine Stock Plan. Section 4.6(c) of the Fresh Vine Disclosure Schedule sets forth the following information with respect to each Fresh Vine Option outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Fresh Vine Common Stock subject to such Fresh Vine Option at the time of grant, (iii) the number of shares of Fresh Vine Common Stock subject to such Fresh Vine Option as of the date of this Agreement, (iv) the exercise price of such Fresh Vine Option, (v) the date on which such Fresh Vine Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Fresh Vine Option expires, (viii) whether such Fresh Vine Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (ix) in the case of a Fresh Vine Option, the plan pursuant to which such Fresh Vine Option was granted. Fresh Vine has made available to the Company accurate and complete copies of equity incentive plans pursuant to Fresh Vine has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and shareholder approval of the Fresh Vine Stock Plan and any amendments thereto.

(d) Except for the outstanding Fresh Vine Options as set forth on Section 4.6(d) of the Fresh Vine Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Fresh Vine, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Fresh Vine, or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Fresh Vine is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Fresh Vine.

(e) All outstanding shares of Fresh Vine Common Stock, Fresh Vine Options, and other securities of Fresh Vine have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Fresh Vine Options granted pursuant to the Fresh Vine Stock Plan, (i) each grant of a Fresh Vine Option was duly authorized no later than the date on which the grant of such Fresh Vine Option was by its terms to be effective (the “Fresh Vine Grant Date”) by all necessary corporate action, including, as applicable, approval by the Fresh Vine Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Fresh Vine Option grant was made in accordance with the terms of the Fresh Vine Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Fresh Vine Option was not less than the fair market value of a share of Fresh Vine Common Stock on the applicable Fresh Vine Grant Date.

4.7 SEC Filings; Financial Statements.

(a) Since January 1, 2022, Fresh Vine has filed or furnished, as applicable, on a timely basis all material forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “Fresh Vine SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Fresh Vine SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Fresh Vine SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Fresh Vine SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Fresh Vine SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Fresh Vine as of the respective dates thereof and the results of operations and cash flows of Fresh Vine for the periods covered thereby. Other than as expressly disclosed in the Fresh Vine SEC Documents filed prior to the date hereof, there has been no material change in Fresh Vine’s accounting methods or principles that would be required to be disclosed in Fresh Vine’s financial statements in accordance with GAAP. The books of account and other financial records of Fresh Vine and each of its Subsidiaries are true and complete in all material respects.

(c) Fresh Vine maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Fresh Vine maintains records that in reasonable detail accurately and fairly reflect Fresh Vine’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Fresh Vine Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Fresh Vine’s assets that could have a material effect on Fresh Vine’s financial statements. Fresh Vine has evaluated the effectiveness of Fresh Vine’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Fresh Vine SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Fresh Vine has disclosed to Fresh Vine’s auditors and the Audit Committee of the Fresh Vine Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Fresh Vine’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Fresh Vine’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Fresh Vine SEC Documents filed prior to the date hereof, Fresh Vine’s internal control over financial reporting is effective and Fresh Vine has not identified any material weaknesses in the design or operation of Fresh Vine’s internal control over financial reporting

4.8 Absence of Undisclosed Liabilities. Neither Fresh Vine nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Fresh Vine Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Fresh Vine or its Subsidiaries since the date of the Fresh Vine Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Fresh Vine or any of its Subsidiaries under Fresh Vine Contracts, (d) Liabilities incurred in connection with the Fresh Vine Legacy Business or the Contemplated Transactions and (e) Liabilities described in Section 4.8 of the Fresh Vine Disclosure Schedule.

4.9 Contracts and Commitments.

(a) Section 4.9(a) of the Fresh Vine Disclosure Schedule identifies each Fresh Vine Contract that is in effect as of the date of this Agreement (each, an “Fresh Vine Material Contract” and collectively, the “Fresh Vine Material Contracts”):

(i) each Fresh Vine Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other Employee Plans or arrangements;

(ii) each Fresh Vine Contract requiring payments by Fresh Vine after the date of this Agreement in excess of $10,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by Fresh Vine on sixty (60) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit Fresh Vine’s, or such successor’s ability to terminate employees at will;

(iii) each Fresh Vine Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Fresh Vine Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Fresh Vine Contract containing (A) any covenant limiting the freedom of Fresh Vine or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of the Fresh Vine’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Fresh Vine Contract (A) pursuant to which any Person granted Fresh Vine an exclusive license under any Intellectual Property, or (B) pursuant to which Fresh Vine granted any Person an exclusive license under any Fresh Vine IP Rights;

(vii) each Fresh Vine Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $20,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Fresh Vine Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(ix) each Fresh Vine Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $20,000 or creating any material Encumbrances with respect to any assets of Fresh Vine or any loans or debt obligations with officers or directors of Fresh Vine;

(x) each Fresh Vine Contract requiring payment by or to the Company after the date of this Agreement in excess of $20,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Fresh Vine or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Fresh Vine or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Fresh Vine or such Subsidiary or (C) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Fresh Vine or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Fresh Vine or any of its Subsidiaries, in each case, except for Fresh Vine Contracts entered into in the Ordinary Course of Business;

(xi) each Fresh Vine Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Fresh Vine in connection with the Contemplated Transactions;

(xii) each Fresh Vine Contract to which Fresh Vine or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Fresh Vine or such Subsidiary in excess of $20,000;

(xiii) any Fresh Vine Real Estate Lease; or

(xiv) any other Fresh Vine Contract that is not terminable at will (with no penalty or payment) by Fresh Vine or any of its Subsidiaries, and (A) which involves payment or receipt by Fresh Vine or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $20,000 in the aggregate, or obligations after the date of this Agreement in excess of $20,000 in the aggregate or (B) that is material to the business or operations of Fresh Vine and its Subsidiaries taken as a whole.

(b) Fresh Vine has delivered or made available to the Company accurate and complete copies of all Fresh Vine Material Contracts, including all amendments thereto. There are no Fresh Vine Material Contracts that are not in written form. Fresh Vine has not nor, to Fresh Vine’s Knowledge as of the date of this Agreement, has any other party to a Fresh Vine Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Fresh Vine Material Contract in such manner as would permit any other party to cancel or terminate any such Fresh Vine Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Fresh Vine Material Adverse Effect. As to Fresh Vine and its Subsidiaries, as of the date of this Agreement, each Fresh Vine Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Fresh Vine Material Contract to change, any material amount paid or payable to Fresh Vine under any Fresh Vine Material Contract or any other material term or provision of any Fresh Vine Material Contract.

4.10 Compliance; Permits; Restrictions.

(a) Fresh Vine and each of its Subsidiaries is, and since January 1, 2022, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Fresh Vine, threatened against Fresh Vine or any of its Subsidiaries. There is no agreement or Order binding upon Fresh Vine or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Fresh Vine or any of its Subsidiaries, any acquisition of material property by Fresh Vine or any of its Subsidiaries or the conduct of business by Fresh Vine or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Fresh Vine’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Fresh Vine and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Fresh Vine and Merger Sub as currently conducted (collectively, the “Fresh Vine Permits”). Each of Fresh Vine and its Subsidiaries is in material compliance with the terms of the Fresh Vine Permits. No Legal Proceeding is pending or, to the Knowledge of Fresh Vine, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Fresh Vine Permit.

4.11 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.11(a) of the Fresh Vine Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Fresh Vine, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Fresh Vine or any of its Subsidiaries or any Fresh Vine Associate (in his or her capacity as such) or any of the material assets owned or used by Fresh Vine or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Fresh Vine or any of its Subsidiaries, or any of the material assets owned or used by Fresh Vine or any of its Subsidiaries is subject. To the Knowledge of Fresh Vine, no officer or other Key Employee of Fresh Vine or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Fresh Vine or any of its Subsidiaries or to any material assets owned or used by Fresh Vine or any of its Subsidiaries.

4.12 Tax Matters.

(a) Each of Fresh Vine and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns required to be filed under applicable Law. All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where Fresh Vine or any of its Subsidiaries does not file Tax Returns that Fresh Vine or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by Fresh Vine and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Fresh Vine and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Fresh Vine Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Fresh Vine Unaudited Interim Balance Sheet. Since the date of the Fresh Vine Unaudited Interim Balance Sheet, neither Fresh Vine nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Fresh Vine and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Fresh Vine or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Fresh Vine or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, examinations assessments or other actions for or relating to any liability in respect of Taxes of Fresh Vine or any of its Subsidiaries. Neither Fresh Vine nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Fresh Vine nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither Fresh Vine nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Fresh Vine). Neither Fresh Vine nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Fresh Vine or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(h) Neither Fresh Vine nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Fresh Vine nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither Fresh Vine nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date other than in respect of such amounts reflected in the Fresh Vine Balance Sheet or received in the Ordinary Course of Business since the date of the Fresh Vine Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Neither Fresh Vine nor any of its Subsidiaries is aware of any facts or circumstances or has knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13 Employee and Labor Matters; Benefit Plans.

(a) Section 4.13(a) of the Fresh Vine Disclosure Schedule sets forth, for each current Fresh Vine Associate who is an employee of Fresh Vine or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act, annual salary and wage rate, most recent annual bonus received and current annual bonus opportunity. Section 4.13(a) of the Fresh Vine Disclosure Schedule separately sets forth, for each current Fresh Vine Associate who is an individual independent contractor engaged by Fresh Vine or any of its Subsidiaries, such contractor’s name, duties and rate of compensation. No Key Employee has indicated to Fresh Vine or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

(b) The employment of Fresh Vine’s employees is terminable by Fresh Vine at will. Fresh Vine has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Fresh Vine Associates to the extent currently effective and material.

(c) Fresh Vine is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Fresh Vine, purporting to represent or seeking to represent any employees of Fresh Vine.

(d) Section 4.13(d) of the Fresh Vine Disclosure Schedule lists all Fresh Vine Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of Fresh Vine or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(e) Each Fresh Vine Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Fresh Vine, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Fresh Vine Employee Plan or the exempt status of any related trust.

(f) Each Fresh Vine Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Fresh Vine, threatened with respect to any Fresh Vine Employee Plan. All payments and/or contributions required to have been made with respect to all Fresh Vine Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Fresh Vine Employee Plan and applicable Law.

(g) Neither Fresh Vine nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to, or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Fresh Vine nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h) No Fresh Vine Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) pursuant to COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. Fresh Vine does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i) No Fresh Vine Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j) Each Fresh Vine Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) Fresh Vine is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Fresh Vine: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Fresh Vine, threatened or reasonably anticipated against Fresh Vine relating to any employee, independent contractor, director, employment agreement or Fresh Vine Employee Plan (other than routine claims for benefits). To the Knowledge of Fresh Vine, there are no pending or threatened or reasonably anticipated claims or actions against Fresh Vine, any Fresh Vine trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Fresh Vine is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(l) Fresh Vine has no material liability with respect to any misclassification within the past four (4) years of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Fresh Vine has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law (nor has Fresh Vine been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(m) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Fresh Vine. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n) Fresh Vine is not, nor has Fresh Vine been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Fresh Vine, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Fresh Vine Associate, including charges of unfair labor practices or discrimination complaints.

(o) There is no contract, agreement, plan or arrangement to which Fresh Vine or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p) Neither Fresh Vine nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Fresh Vine or any of its Subsidiaries.

4.14 Transactions with Affiliates. Except as set forth in the Fresh Vine SEC Documents filed prior to the date of this Agreement, since the date of Fresh Vine’s last proxy statement filed in 2022 with the SEC, no event has occurred that would be required to be reported by Fresh Vine pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.14 of the Fresh Vine Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Fresh Vine as of the date of this Agreement.

4.15 No Financial Advisors. Except as set forth on Section 4.15 of the Fresh Vine Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Fresh Vine.

4.16 Valid Issuance. The Fresh Vine Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable

4.17 No Other Representations or Warranties. Fresh Vine hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Fresh Vine, Merger Sub or shareholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Fresh Vine, Merger Sub nor any of their respective Representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5. Certain Covenants of the Parties.

5.1 Operation of Fresh Vine’s Business.

(a) Except  (i) as expressly contemplated or permitted by this Agreement or any other Transaction Document, (ii) as set forth on Section 5.1(a) of the Fresh Vine Disclosure Schedule, (iii) as required by applicable Law, (iv) any action taken or not taken by Fresh Vine or any of its Subsidiaries (including Merger Sub) in good faith to respond to changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (v) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Fresh Vine shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Fresh Vine Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement or the other Transaction Documents, (ii) as set forth in Section 5.1(b) of the Fresh Vine Disclosure Schedule, (iii) as required by applicable Law, (iv) any action taken or not taken by Fresh Vine or any of its Subsidiaries (including Merger Sub) in good faith to respond to changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Fresh Vine shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (except for the accrual of dividends on the Fresh Vine Series A Convertible Preferred Stock pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock) or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Fresh Vine Common Stock from terminated employees, directors or consultants of Fresh Vine);

(ii) except for issuing securities of Fresh Vine in connection with capital raising activities, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of (A) any capital stock or other security (except for Fresh Vine Common Stock issued upon the valid exercise or settlement of outstanding Fresh Vine Options or Fresh Vine Warrants, or upon the conversion or exercise of Fresh Vine Series A Convertible Preferred Stock, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Contemplated Transactions, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except in connection with or furtherance of the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity, other than in connection with preparation for and engaging in a Fresh Vine Legacy Transaction;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, or (C) guarantee any debt securities of others;

(vi) other than in the Ordinary Course of Business (A) adopt, establish or enter into any Fresh Vine Employee Plan, (B) cause or permit any Fresh Vine Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Fresh Vine Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants, which increase would continue in effect after the Closing, or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into, amend or terminate any Fresh Vine Material Contract; or

(xi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Fresh Vine prior to the Effective Time. Prior to the Effective Time, Fresh Vine shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1), Fresh Vine shall engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (e.g., a royalty transaction) or winding down of the Fresh Vine Legacy Business or the sale, license, transfer, disposition, divestiture or other monetization transaction (e.g., a royalty transaction) or other disposition of any Fresh Vine Legacy Assets and in connection therewith causing any and all known obligations or liabilities associated with the Fresh Vine Legacy Assets and the conduct of Fresh Vine’s business and operations to be satisfied (each, an “Fresh Vine Legacy Transaction”).

5.2 Operation of the Company’s Business.

(a) The Company agrees that, during the Pre-Closing Period, except as (i) expressly contemplated by any other provision of this Agreement or any other Transaction Document, and (ii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Fresh Vine shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall and shall cause its Subsidiaries to, use commercially reasonable efforts conduct its and their respective businesses in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Company Material Contracts; and

(ii) the Company shall, and shall cause each Subsidiary of the Company to, use its commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Subsidiaries taken as a whole.

(b) Except as (i) expressly required by any other provision of this Agreement or any other Transaction Documents and (ii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Subsidiary of the Company not to, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of Fresh Vine (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its articles of incorporation or bylaws or equivalent Organizational Documents, except to increase its authorized capital to accommodate certain on-going capital raising transactions that may be conducted during the Pre-Closing Period;

(ii) sell any assets of the Company or any Subsidiary that would reasonably be expected to have a Company Material Adverse Effect;

(iii) declare, accrue, set aside, make or pay any dividend or make any other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(v) except in the Ordinary Course of Business, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise or settlement of Company Options or Company warrants, as applicable, outstanding on the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any Entity or any division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than (1) intercompany indebtedness among the Company and its Subsidiaries, (2) indebtedness that is incurred in the Ordinary Course of Business (and, with respect to borrowed money indebtedness, is reasonably necessary to meet any current obligations of the Company and its Subsidiaries) or (3) bridge financing, indebtedness, or similar line of credit in an aggregate amount not to exceed $20.0 million and incurred for the on-going development and construction of the Sunset Amphitheater located in Colorado Springs, Colorado; or (C) merge, consolidate, combine or amalgamate with any Person;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer of the Company, (B) enter into any new or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer of the Company whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer of the Company whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers of the Company; (E) hire any new executive officers of the Company whose base salary is in excess of $250,000; provided, however, that the actions described in subsection (A) shall be permissible to the extent made in the Ordinary Course of Business (and not to exceed 10% of the base compensation with respect to any such executive officer);

(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, that is necessary in order to consummate the Contemplated Transactions, or health and welfare plan renewals in the Ordinary Course of Business;

(ix) materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by GAAP;

(x) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make (inconsistent with past practice), change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes), or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xi) enter into, amend or terminate any Company Material Contract;

(xii) enter into any material transaction outside the Ordinary Course of Business;

(xiii) fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, except where the failure to maintain such Leased Real Property would reasonably be expected to have a Company Material Adverse Effect;

(xiv) fail to maintain the existence of, or use reasonable efforts to protect, Company Registered IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xv) permit any item of Company Registered IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company Registered IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xvi) waive, release, assign, settle or compromise any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xvii) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment; or

(xviii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Fresh Vine, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Fresh Vine, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access, upon reasonable notice and during normal business hours, to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the principal financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Fresh Vine or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, violate any applicable Law, or breach such Party’s confidentiality obligations to a third party in effect as of the date of this Agreement; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation, waiver or breach, (ii) shall provide to the other Party all related information that may be provided without causing such violation, waiver or breach (including, to the extent permitted, redacted versions of any such information) and (iii) if applicable, shall enter into such effective and appropriate joint defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation, waiver or breach.

5.4 No Solicitation.

(a) Each of Fresh Vine and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to (and shall use reasonable best efforts to cause such Representative not to), directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 5.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3) or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.4(a)); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by Fresh Vine’s shareholders (i.e., the Required Fresh Vine Shareholder Vote), Fresh Vine may furnish non-public information regarding such Party and its Subsidiaries (if any) to, and enter into discussions or negotiations with, any Person in response to a bona fide written unsolicited Acquisition Proposal by such Person which Fresh Vine’s board of directors determines in good faith, after consultation with Fresh Vine’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if (A) neither Fresh Vine nor any Representative of Fresh Vine shall have breached this Section 5.4 in any material respect, (B) the board of directors of Fresh Vine concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, Fresh Vine gives the Company written notice of the identity of such Person and of Fresh Vine’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) Fresh Vine receives from such Person an executed Acceptable Confidentiality Agreement and (E) Fresh Vine furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Fresh Vine to the Company) contemporaneously with providing such nonpublic information to such Person. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry (subject to any confidentiality restrictions that may be in place between such Party and such Person as of the date of this Agreement), and a copy of the Acquisition Proposal or Acquisition Inquiry, or if the Acquisition Proposal or Acquisition Inquiry is not written, a summary of the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Fresh Vine, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Fresh Vine Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company or Fresh Vine in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6. Additional Agreements of the Parties.

6.1 Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Fresh Vine, with the reasonable cooperation of the Company, shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Merger Consideration. The initial filing with the SEC of the Registration Statement, Proxy Statement/Prospectus, shall occur on or before March 29, 2024 (subject to a ten (10) Business Day extension upon delivery of a written request therefor by either the Company or Fresh Vine to the other); provided, however, that such timing is subject to and conditioned upon the Company cooperating with Fresh Vine and providing to Fresh Vine in a timely manner such information and disclosures regarding the Company required to be included in the Registration Statement (including the Proxy Statement/Prospectus) in order for it to (i) comply as to form with SEC requirements, and (ii) in Fresh Vine’s reasonable determination, not contain untrue statements of material fact or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.. Each of Fresh Vine and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other applicable Laws in connection with the issuance of the Merger Consideration pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and its Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus.

(b) Fresh Vine covenants and agrees that the Registration Statement (and the letter to Fresh Vine’s shareholders, notice of the Fresh Vine Shareholder Meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the Nevada Revised Statutes, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company covenants and agrees that the information supplied, or to be supplied, by or on behalf of the Company to Fresh Vine for inclusion in the Registration Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, Fresh Vine makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to Fresh Vine shareholders, notice of the Fresh Vine Shareholder Meeting and form of proxy included therewith), if any, based on information provided by the Company or any of its Representatives for inclusion therein.

(c) Fresh Vine shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Fresh Vine’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Fresh Vine, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Fresh Vine filing such amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus with the SEC and, if appropriate, in mailing such amendment or supplement to the Fresh Vine shareholders.

(d) The Company shall reasonably cooperate with Fresh Vine and provide, and cause its Representatives to provide, Fresh Vine and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement and the Proxy Statement/Prospectus or reasonably requested by Fresh Vine to be included therein. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Fresh Vine a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Fresh Vine), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(e) As promptly as practicable following the date of this Agreement: (i) the Company will furnish to Fresh Vine audited financial statements for each of its fiscal years required to be included in the Registration Statement under the Securities Act (the “Company Audited Financial Statements”); and (ii) the Company will furnish to Fresh Vine unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement under the Securities Act, if any, or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

6.2 Company Shareholder Approval.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, the Company shall: (i) prepare, with the cooperation of Fresh Vine, and cause to be mailed to the Company’s shareholders an information statement, which shall include a copy of the Proxy Statement/Prospectus and include a description of the appraisal rights of the shareholders of the Company available under Section 7-113-102 of the CBCA, and (ii) obtain the approval by written consent from Company Shareholders sufficient for the Required Company Shareholder Vote in lieu of a meeting of the Company’s shareholders pursuant to the requirements of the CBCA and its Organizational Documents, or otherwise hold a meeting of its shareholders, for purposes of adopting and approving this Agreement and the Contemplated Transactions.

(b) (i) Reasonably promptly following receipt of the Required Company Shareholder Vote, the Company shall prepare and mail a notice to every shareholder of the Company that did not execute the Company Shareholder Consent; or (ii) in advance of any meeting of the Company’s shareholders intended to seek the Required Company Shareholder Vote, the Company shall provide notice of the shareholder meeting in accordance with the CBCA and the Company Organizational Documents (in each case, a “Shareholder Notice”).

(c) The Shareholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with the CBCA and in the best interests of the shareholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, and (ii) provide the shareholders of the Company to whom it is sent with notice of the actions taken in the Company Shareholder Consent or to be considered at the Company shareholder meeting, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with the CBCA and the Company Organizational Documents.

(d) The Company agrees that (i) the Company Board shall recommend that the Company’s shareholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to promptly solicit such approval (the recommendation of the Company Board that the Company’s shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Fresh Vine, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Fresh Vine or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

6.3 Fresh Vine Shareholder Meeting.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, Fresh Vine shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the Fresh Vine shareholders for the purpose of seeking approval for the Contemplated Transactions, including (i) the issuance of the Merger Consideration to the Holders of Company Common Shares and the change of control of Fresh Vine resulting from the Merger pursuant to the NYSE American rules; (ii) the amendments to the Fresh Vine Articles of Incorporation required by Section 2.4(b) of this Agreement (solely if doing so will not violate the rules and regulations of NYSE American); (iii) the amendment to the Fresh Vine Articles of Incorporation to effect the Reverse Split; (iv) upon conversion or exchange of Fresh Vine Series A Convertible Preferred Stock, the issuance of shares of Fresh Vine Common Stock in excess of the “Exchange Share Cap” and “Individual Holder Share Cap” limitations provided for in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock, and (v) the liquidation, spinning-out, distribution, or other disposition of the Fresh Vine Legacy Assets or discontinuance of the Fresh Vine Legacy Business (collectively, the “Fresh Vine Shareholder Matters” and such meeting, the “Fresh Vine Shareholder Meeting”). The Fresh Vine Shareholder Meeting shall be held as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act. Fresh Vine shall take reasonable measures to ensure that all proxies solicited in connection with the Fresh Vine Shareholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Fresh Vine Shareholder Meeting, or a date preceding the date on which the Fresh Vine Shareholder Meeting is scheduled, Fresh Vine reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Fresh Vine Shareholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Fresh Vine Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Fresh Vine Shareholder Meeting, Fresh Vine may postpone or adjourn, or make one or more successive postponements or adjournments of, the Fresh Vine Shareholder Meeting.

(b) Fresh Vine agrees that, subject to Section 6.3(c), (i) the Fresh Vine Board shall recommend that the holders of Fresh Vine Common Stock vote to approve the Fresh Vine Shareholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Fresh Vine Board recommends that Fresh Vine’s shareholders vote to approve the Fresh Vine Shareholder Matters (the recommendation of the Fresh Vine Board being referred to as the “Fresh Vine Board Recommendation”); and (iii) the Fresh Vine Board Recommendation shall not be withdrawn or modified (and the Fresh Vine Board shall not publicly propose to withdraw or modify the Fresh Vine Board Recommendation) in a manner adverse to the Company, and no resolution by the Fresh Vine Board or any committee thereof to withdraw or modify the Fresh Vine Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal (the actions set forth in the foregoing clause (iii), collectively, a “Fresh Vine Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 6.3(b) and subject to compliance with Section 5.4 and Section 6.3, if at any time prior to the approval of Fresh Vine Shareholder Matters by the Required Fresh Vine Shareholder Vote, (i) Fresh Vine receives a bona fide written Superior Offer, or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof or (B) the fact, in and of itself, that Fresh Vine meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that occurs or arises after the date of this Agreement (a “Fresh Vine Intervening Event”), the Fresh Vine Board may make a Fresh Vine Board Adverse Recommendation Change if, but only if (y) in the case of receipt of and on account of such Superior Offer, the Fresh Vine Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Fresh Vine Board Adverse Recommendation Change would constitute a violation of the Fresh Vine Board’s fiduciary duties under applicable Law; provided that (1) the Company receives written notice from Fresh Vine confirming that the Fresh Vine Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Fresh Vine Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Notice Period, the Company shall be entitled to deliver to Fresh Vine one or more counterproposals to such Acquisition Proposal and Fresh Vine shall, and shall cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined Company that Fresh Vine’s shareholders would receive as a result of such potential Superior Offer), Fresh Vine shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Fresh Vine Board shall not make a Fresh Vine Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (z) in the case of a Fresh Vine Intervening Event, Fresh Vine promptly notifies the Company, in writing, within the Notice Period before making a Fresh Vine Board Adverse Recommendation Change, which notice shall state the material facts and circumstances related to the applicable Fresh Vine Intervening Event and that the Fresh Vine Board intends to make a Fresh Vine Board Adverse Recommendation Change.

(d) Fresh Vine’s obligation to call, give notice of and hold the Fresh Vine Shareholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Fresh Vine Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Fresh Vine or the Fresh Vine Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (iii) otherwise making any disclosure to Fresh Vine’s shareholders if, in the case of the foregoing clause (iii), the Fresh Vine Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would be inconsistent with applicable Law, including its fiduciary duties under applicable Law; provided, that in no event shall Fresh Vine or the Fresh Vine Board make a Fresh Vine Board Adverse Recommendation Change except in accordance with the provisions of Section 6.3(c) above; provided however, that any disclosure made by Fresh Vine or the Fresh Vine Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Fresh Vine is unable to take a position with respect to the bidder’s tender offer unless the Fresh Vine Board determines in good faith, after consultation with its outside legal counsel, that such statement would be inconsistent with its fiduciary duties under applicable Law.

6.4 Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, the Parties shall use their respective reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, (a) promptly following any determination by the Parties that notification and report forms are required to be filed under the HSR Act, prepare and file such notification and report forms, and (b) promptly following the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Fresh Vine shall respond as promptly as is practicable to respond in compliance with (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation, and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters. The filing fees associated with any notification and report forms that may be required to be filed under the HSR Act shall be paid by the Company (the “HSR Filing Fees”).

6.5 Employee Benefits. Fresh Vine shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.13(d) of the Fresh Vine Disclosure Schedule, subject to the provisions of such agreements.

6.6 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Fresh Vine and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Fresh Vine or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Fresh Vine or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Fresh Vine and the Surviving Corporation, jointly and severally, upon receipt by Fresh Vine or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Fresh Vine, to the extent then required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Taft Stettinius & Hollister, LLP, Dykema Gossett, PLLC, or such other counsel selected by the D&O Indemnified Parties.

(b) The provisions of the articles of incorporation and bylaws of Fresh Vine with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Fresh Vine that are presently set forth in the articles of incorporation and bylaws of Fresh Vine shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Fresh Vine, unless such modification is required by applicable Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain, and Fresh Vine shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the articles of incorporation and bylaws of Fresh Vine.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Effective Time pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Fresh Vine shall fulfill and honor in all respects the obligations of Fresh Vine to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Fresh Vine’s Organizational Documents and pursuant to any indemnification agreements between Fresh Vine and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Fresh Vine shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Fresh Vine. In addition, prior to the Effective Time, Fresh Vine shall purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Fresh Vine’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, and retentions that are no less favorable than the coverage provided under Fresh Vine’s existing policies as of the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Effective Time (including in connection with this Agreement and the Contemplated Transactions).

(e) From and after the Effective Time, Fresh Vine shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such Persons in this Section 6.7.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Fresh Vine and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Fresh Vine or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Fresh Vine or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7. Fresh Vine shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

6.7 Tax Matters.

(a) For U.S. federal income Tax purposes, the Parties (i)  intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) will not take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the Intended Tax Treatment, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b) The Parties acknowledge and agree that each has relied upon the advice of its own tax advisors in connection with the Merger and the Contemplated Transactions and that none of the Company, on the one hand, and Fresh Vine and Merger Sub, on the other hand, makes any representation or warranty as to the Intended Tax Treatment, other than the representations and warranties contained in Sections 3.15(r) and 4.12(k), respectively.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Fresh Vine. Unless otherwise required by applicable law, Fresh Vine shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(d) If, in connection with the filing of the Registration Statement and Proxy Statement/Prospectus, the SEC requests or requires that a tax opinion be prepared and submitted in such connection, (i) Fresh Vine and the Company shall deliver customary Tax representation letters, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary to or appropriate to enable legal counsel to provide such required tax opinion, subject to customary assumptions and limitations.

6.8 Legends. Fresh Vine shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Merger Consideration issuable to shareholder of the Company who may be considered “affiliates” of Fresh Vine for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145, and to place appropriate legends on the book entries and/or certificates representing any Merger Consideration that may other constitute restricted securities under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for Fresh Vine Common Stock.

6.9 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed on Section 6.9 of the Fresh Vine Disclosure Schedule are elected or appointed, as applicable, to the positions of officers or directors of Fresh Vine and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time.

6.10 Termination of Certain Agreements and Rights. Each of Fresh Vine and the Company shall cause any shareholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts (other than the Lock-Up Agreements and Leak-out Restrictions) between either Fresh Vine or the Company and any holders of Fresh Vine Common Stock or Company Common Shares, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Fresh Vine or the Surviving Corporation.

6.11 Section 16 Matters. Prior to the Effective Time, Fresh Vine shall take all such steps as may be required to cause any acquisitions of Fresh Vine Common Stock and any options to purchase Fresh Vine Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Fresh Vine after the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Allocation Certificate. The Company will prepare and deliver to Fresh Vine prior to the Closing a certificate signed by the Company Board in a form reasonably acceptable to Fresh Vine setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Common Shares, Company Options and Company warrants (b) such holder’s name and address, (c) the number or percentage and type of Company Common Shares, Company Options and Company warrants held as of the Closing Date for each such holder and (d) the number of shares of Fresh Vine Common Stock or Fresh Vine Options or Fresh Vine Warrants to be issued to such holder pursuant to this Agreement in respect of the Company Common Shares, Company Options and Company warrants held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.13 Obligations of Merger Sub. Fresh Vine will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.14 Prohibition on Short Sales. Neither the Company, nor any of its officers and directors have engaged in any “Short Sales” of Fresh Vine Common Stock prior to the date of this Agreement, and neither the Company nor any affiliate thereof will engage in any transactions involving any Short Sales involving any securities of Fresh Vine prior to the Effective time. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

6.15 Company Leak-Out Restrictions. With respect to all Company Shareholders who, as of the date of this Agreement, are subject to any contractual limitations and restrictions related to the amount and timing by which they may sell, transfer or otherwise dispose of their Company Common Shares (“Leak-out Restrictions”), or who may become subject to Leak-out Restrictions between the date of this Agreement and the Closing, the Company shall cause the agreement(s) between the Company and all such Company Shareholders to be amended to cause the Leak-out Restrictions to apply to, or otherwise to the Company’s satisfaction such Leak-out Restrictions shall be deemed binding upon, the Pro Rata Share of the Merger Consideration issued, or issuable to such Company Shareholders (the “Leak-out Requirement”).

6.16 Listing. Following the date of this Agreement and prior to the Closing Date, Fresh Vine shall use its commercially reasonable efforts: (a) to maintain its existing listing on NYSE American and to obtain approval of its continued listing on NYSE American immediately following the Effective Time; (b) to the extent required by the rules and regulations of NYSE American, to prepare and submit to NYSE American a supplemental listing application for the listing of the Company Merger Shares; and (c) to the extent required by the NYSE American Company Guide, to file an initial listing application for the Fresh Vine Common Stock on NYSE American (the “NYSE American Listing Application”) and to cause such NYSE American Listing Application to be approved. Prior to the Effective Time, each Party will promptly inform the other Party of all verbal or written communications between NYSE American and such Party or its Representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NYSE American rules and regulations, including without limitation entering into one or more amendments to this Agreement, or agreements to agreements contemplated by this Agreement, to the extent (i) such amendment(s) are necessary for Contemplated Transactions to be structured in a manner that would allow Fresh Vine to maintain its existing listing on NYSE American pending the Closing and/or result in the NYSE American Listing Application to be approved by NYSE American, and (ii) that the material commercial terms and business objectives of the Parties remain intact in all material respects. The Company will cooperate with Fresh Vine as reasonably requested by Fresh Vine with respect to the NYSE American Listing Application and promptly furnish to Fresh Vine all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.16.

Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.3 Shareholder Approval. (a) Fresh Vine shall have obtained the Required Fresh Vine Shareholder Vote and (b) the Company shall have obtained the Required Company Shareholder Vote.

7.4 Listing and Ticker Symbol. The approval of the listing of the Company Merger Shares on the NYSE American and, if applicable, approval of the NYSE American Listing Application, shall have been obtained and the shares of Fresh Vine Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE American under the ticker symbol “VENU.”

7.5 Regulatory Matters. If applicable, all required filings under the HSR Act shall have been completed and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 8. Additional Conditions Precedent to Obligations of Fresh Vine and Merger Sub. The obligations of Fresh Vine and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Fresh Vine, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3 Documents. Fresh Vine shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.6 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.12 is true and accurate in all respects as of the Closing Date;

(b) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Fresh Vine;

(c) the Company Lock-Up Agreements; and

(d) the Allocation Certificate.

8.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

8.5 Company Leak-Out Restrictions. As set forth in Section 6.15, any Leak-out Restrictions in effect as of the date of this Agreement and immediately prior to the Closing applicable to any and all Company Shareholders, will continue to be in full force and effect as of immediately following the Effective Time.

8.6 Company Shareholder Consent. The Company Shareholder Written Consent shall be in full force and effect.

Section 9. Additional Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. Each of the Fresh Vine Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Fresh Vine Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Fresh Vine and Merger Sub contained in this Agreement (other than the Fresh Vine Fundamental Representations and the Fresh Vine Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Fresh Vine Material Adverse Effect (without giving effect to any references therein to any Fresh Vine Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Fresh Vine Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Fresh Vine and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Fresh Vine confirming that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied; and

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Fresh Vine who are not to continue as officers or directors of Fresh Vine pursuant to Section 6.9 hereof.

9.4 No Fresh Vine Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Fresh Vine Material Adverse Effect.

9.5 Fresh Vine Net Cash. At the Effective Time (i) the Net Cash of Fresh Vine shall equal or exceed the Net Cash Target, and (ii) Fresh Vine shall have no liabilities on its balance sheet or unpaid or unsatisfied obligations that will require a cash expenditure by Fresh Vine after the Effective Time. No later than three days prior to the Effective Time, Fresh Vine will provide the Company with evidence that Fresh Vine will achieve the Net Cash Target and its calculation of any Net Cash Surplus, and shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in such determinations and, if reasonably requested by the Company, Fresh Vine’s accountants and counsel at reasonable times and upon reasonable notice.

9.6 Fresh Vine Legacy Assets. On or before the Closing, Fresh Vine shall have effected a liquidation, spin out, distribution, or otherwise disposition of the Fresh Vine Legacy Assets and completed the Fresh Vine Legacy Transaction, or discontinued the Fresh Vine Legacy Business, in a manner reasonably acceptable to the Company.

9.7 Dissenters Rights. No holders of Company Common Shares outstanding immediately prior to the Effective Time shall be Dissenting Shares that have validly exercised or remain entitled to exercise appraisal rights for such Company Common Shares in accordance with Article 113, Title 7 of the CBCA.

9.8 Company Leak-out Restrictions. The Leak-out Requirement shall, in the sole discretion of the Company, be deemed satisfied.

Section 10. Termination.

10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the Fresh Vine Shareholder Matters by Fresh Vine’s shareholders, unless otherwise specified below):

(a) by mutual written consent of Fresh Vine and the Company;

(b) by either Fresh Vine or the Company if the Merger shall not have been consummated by July 31, 2024 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company, on the one hand, or Fresh Vine, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Fresh Vine shall be entitled to extend the End Date to the date that is sixty (60) days after the date that the SEC has declared effective the Registration Statement under the Securities Act, but in any event no more than 60 days after the original End Date, by written notice to the other Party;

(c) by either Fresh Vine or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions;

(d) by Fresh Vine if the Required Company Shareholder Vote shall not have been obtained within ten (10) Business Days after the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Shareholder Vote has been obtained, Fresh Vine may not terminate this Agreement pursuant to this Section 10.1(d);

(e) by either Fresh Vine or the Company if (i) the Fresh Vine Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Fresh Vine’s shareholders shall have taken a final vote on the Fresh Vine Shareholder Matters and (ii) the Fresh Vine Shareholder Matters shall not have been approved at the Fresh Vine Shareholder Meeting (or at any adjournment or postponement thereof) by the Required Fresh Vine Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Fresh Vine if Fresh Vine’s actions or failure to act has been a principal cause of the failure of Fresh Vine to obtain the Required Fresh Vine Shareholder Vote and such action or failure to act constitutes a material breach by Fresh Vine of this Agreement;

(f) by the Company if (i) (A) any holder of Company Common Shares have exercised and perfected appraisal rights such that the closing condition set forth in Section 9.7 fails to be satisfied, or (B) the closing condition set forth in Section 9.8 is not satisfied, and (ii) within two (2) Business Days of the termination of this Agreement, the Company pays to Fresh Vine the Fresh Vine Termination Fee contemplated by Section 10.3(c);

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Fresh Vine or Merger Sub (including the inability of Fresh Vine to comply with the closing conditions set forth in Section 9.5 or Section 9.6 in this Agreement) or if any representation or warranty of Fresh Vine or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in Fresh Vine’s or Merger Sub’s representations and warranties or breach by Fresh Vine or Merger Sub is curable by the End Date by Fresh Vine or Merger Sub, then this Agreement shall not be terminable pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Fresh Vine of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 10.1(g) and (ii) Fresh Vine or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Fresh Vine of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 10.1(g) (it being understood that this Agreement shall not be terminable pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by Fresh Vine or Merger Sub is cured prior to such termination becoming effective);

(h) by Fresh Vine, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Fresh Vine is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not be terminable pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Fresh Vine to the Company of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 10.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Fresh Vine to the Company of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 10.1(h) (it being understood that this Agreement shall not be terminable pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i) by Fresh Vine (at any time prior to the approval of the Fresh Vine Shareholder Matters by the Required Fresh Vine Shareholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(i), upon the Fresh Vine Board authorizing Fresh Vine to enter into a Permitted Alternative Agreement; provided, however, that Fresh Vine shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from Fresh Vine of Fresh Vine’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Fresh Vine shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (iii) the Fresh Vine Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would be inconsistent with its fiduciary obligations under applicable Law; or

(j) By Fresh Vine or the Company (at any time prior to the approval of the Fresh Vine Shareholder Matters by the Required Fresh Vine Shareholder Vote) if the Fresh Vine Board has effected a Fresh Vine Board Adverse Recommendation Change.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a written notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3 Expenses; Termination Fees.

(a) Except for the HSR Filing Fees (to be paid by the Company pursuant to Section 6.4(b)) and as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) If (i) this Agreement is terminated by Fresh Vine or the Company pursuant to Section 10.1(b) (and the Required Fresh Vine Shareholder Vote has not been obtained by Fresh Vine) or Section 10.1(e), (ii) at any time after the date of this Agreement and prior to the Fresh Vine Shareholder Meeting, an Acquisition Proposal with respect to Fresh Vine shall have been publicly announced or disclosed or otherwise communicated to Fresh Vine or the Fresh Vine Board (and shall not have been withdrawn), and (iii) within 12 months after the date of such termination, Fresh Vine consummates any Subsequent Transaction corresponding to such Acquisition Proposal, then Fresh Vine shall pay to the Company, upon consummation of such Subsequent Transaction, a nonrefundable fee in an amount equal to $1.0 million (the “Company Termination Fee”). If this Agreement is terminated by Fresh Vine pursuant to Section 10.1(i), then Fresh Vine shall pay to the Company the Company Termination Fee within two (2) Business Days of such termination.

(c) If (i) this Agreement is terminated by Fresh Vine pursuant to Section 10.1(b) (and the Required Company Shareholder Vote has not been obtained by the Company) (ii) at any time after the date of this Agreement and before obtaining the Required Company Shareholder Vote, an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to the Company or the Company Board (and shall not have been withdrawn), and (iii) within 12 months after the date of such termination, the Company consummates any Subsequent Transaction corresponding to such Acquisition Proposal, then (y) the Company shall pay to Fresh Vine, upon consummation of such Subsequent Transaction, a nonrefundable fee in an amount equal to $1.0 million (the “Fresh Vine Termination Fee”), and (z) the Company shall, at the sole election of Fresh Vine, redeem the Fresh Vine Investment at the same price per share as the purchase price paid by Fresh Vine therefor at or prior to the consummation of the Subsequent Transaction. If this Agreement is terminated by Fresh Vine pursuant to Section 10.1(d), then (y) the Company shall pay to Fresh Vine the Fresh Vine Termination Fee within two (2) Business Days of such termination, and (z) the Company shall, at the sole election of Fresh Vine, redeem the Fresh Vine Investment at the same price per share as the purchase price paid by Fresh Vine therefor. If this Agreement is terminated by the Company pursuant to Section 10.1(f), then (y) the Company shall pay to Fresh Vine the Fresh Vine Termination Fee within two (2) Business Days of the termination of this Agreement, and (z) the Company shall, at the sole election of Fresh Vine, redeem the Fresh Vine Investment at the same price per share as the purchase price paid by Fresh Vine therefor.

(d) If this Agreement is terminated by the Company pursuant to Section 10.1(f), Section 10.1(g) or Section 10.1(j),or by Fresh Vine pursuant to Section 10.1(j), Fresh Vine shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $500,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Fresh Vine true and correct copies of reasonable documentation supporting such expenses.

(e) If this Agreement is terminated by Fresh Vine pursuant to Section 10.1(h) or Section 10.1(k), or by the Company pursuant to Section 10.1(k), in addition to the payment of any Fresh Vine Termination Fee (if applicable), the Company shall reimburse Fresh Vine for all reasonable out-of-pocket fees and expenses incurred by Fresh Vine in connection with this Agreement and the Contemplated Transactions, up to a maximum of $500,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Fresh Vine submits to the Company true and correct copies of reasonable documentation supporting such expenses.

(f) If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(g) The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Fresh Vine or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, shareholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable. The termination fees, reimbursement of expenses set forth in this Section 10.3 and payments in respect of any redemption of the Fresh Vine Investment represent the maximum amount either Party may be obligated to pay or reimburse to the other Party upon a termination of this Agreement. Notwithstanding the foregoing, no Party will be relieved or released from any liability or damages arising or resulting from any act of fraud on the part of such Party or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, (i) the Company acknowledges and agrees that the payment of the fees and expenses set forth in this Section 10.3 will not preclude Fresh Vine, in the case of any fraud perpetrated by the Company or any of its Affiliates or Representatives, from seeking any additional damages or other remedies available at Law or in equity from any Person on account of such fraud and (ii) Fresh Vine acknowledges and agrees that the payment of fees and expenses set forth in this Section 10.3 will not preclude the Company, in the case of any fraud perpetrated by Fresh Vine or any of its Affiliates or Representatives, from seeking any additional damages or other remedies available at Law or in equity from any Person on account of such fraud.

Section 11. Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Fresh Vine and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Fresh Vine at any time (whether before or after the adoption and approval of this Agreement by the Company’s shareholder or before or after obtaining the Required Fresh Vine Shareholder Vote); provided, however, that after any such approval of this Agreement by a Party’s shareholder, no amendment shall be made which by Law requires further approval of such shareholder without the further approval of such shareholder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Fresh Vine.

11.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other Transaction Documents and schedules, exhibits, certificates, instruments and agreements referred to in this Agreement or any other Transaction Document constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Colorado sitting in El Paso County or the United States District Court for the District of Colorado, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (Colorado Springs time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Fresh Vine or Merger Sub:

Fresh Vine Wine, Inc.

P.O. Box 78984

Charlotte, NC 28271

Attention: Michael Pruitt

Email: mp@avenelfinancial.com

with a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South 8th Street

Minneapolis, MN 55402-2157

Attention: Alan M. Gilbert, Esq.

Email: AGilbert@taftlaw.com

if to the Company:

Notes Live, Inc.

1755 Telstar Dr., Suite 501

Colorado Springs, CO 80920

Attention: J.W. Roth

Email: jwroth@noteslive.vip

with a copy to (which shall not constitute notice):

Dykema Gossett PLLC

111 East Kilbourn Avenue, Suite 1050

Milwaukee, Wisconsin 53202

Attention Peter F. Waltz, Esq.

email: Pwaltz@Dykema.com

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Fresh Vine Wine, Inc.

By:	/s/ Michael Pruitt
Name:	Michael Pruitt
Title:	Chief Executive Officer

FVW Merger Sub, Inc.

By:	/s/ Michael Pruitt
Name:	Michael Pruitt
Title:	Chief Executive Officer

Notes Live, Inc.

By:	/s/ JW Roth
Name:	JW Roth
Title:	CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF FRESH VINE SHAREHOLDER SUPPORT AGREEMENT

EXHIBIT B

FORM OF NOTES LIVE SHAREHOLDER SUPPORT AGREEMENT

EXHIBIT C

FORM OF LOCK-UP AGREEMENT